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ALPINE INCOME PROPERTY TRUST, INC.

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May 15, 2024

Dear Fellow Stockholders:

As you may have seen, Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL”) are both recommending voting “against” the re-election of Carson Good to the board of directors of Alpine Income Property Trust (“PINE”) because of Carson’s role as chairman of PINE’s Nominating and Corporate Governance Committee.

ISS’s recommendation is based on the board having “no apparent racially or ethnically diverse members,” and that “the board has not made a firm commitment to appoint at least one racially or ethnically diverse member within a year.” GL’s recommendation is based on lack of sufficient gender diversity on the board.

The Board, though the work of Carson and the Governance Committee, endeavors to ensure that the members of the Board represent a broad range of experience, qualifications, skills and attributes and, as a whole, reflects an appropriate diversity of background, experience and perspectives. The Board recognizes the value of nominating for election to the Board individuals who bring a variety of diverse opinions, perspectives, skills, experiences, backgrounds and orientations to its discussions and decision-making processes. An overriding principle is that all nominations to the Board should be based upon merit and suitability of the candidate. Subject to this overriding principle, the Board recognizes the need to consider director candidates from different backgrounds, including, but not limited to, geography, race, ethnicity and gender.

In light of the above, the Board has been searching for diverse candidates to nominate for election to the Board. All of the current members of the Board personally own stock in PINE valued at over $150,000. We believe that these meaningful equity stakes help to align the interests of the Board with our stockholders, and the Board believes that any candidate for election to the Board must truly understand PINE’s business, have unique abilities to contribute to the Board, and should deeply care about PINE and its stockholders.

PINE only has five independent directors. This is based primarily on the fact that PINE is a relatively small company and the concomitant need to be efficient with stockholder capital. The Board is sensitive to the fact that expanding the size of the Board to appoint another director would increase the amount that PINE pays for director compensation at the expense of PINE’s stockholders. As PINE grows in size, the Board may elect to expand the size of the Board; in connection with any such expansion in the size of the Board, the Board would expect to consider diverse candidates to fill those new Board seats.

As a triple net lease REIT, the decisions that PINE’s Board makes are critical to stockholder value. These decisions include allocation of funds, portfolio recycling, and management of our capital providers and other financial relationships. We believe that the current members of the Board are very well-versed in these areas; as a result, any change that we make at the Board level must be carefully considered and done with the best interests of our stockholders in mind.

Stockholders of Alpine Income Property Trust, Inc.

May 15, 2024

As you know, PINE is externally managed by CTO Realty Growth (“CTO”), which also owns a meaningful stake in PINE. CTO’s board includes one female director and one director who identifies as a member of an underrepresented group based on national, indigenous, religious or cultural identity. In addition, as of May 15, 2024, women represented 53% of CTO’s full-time workforce, and approximately 30% of CTO’s full-time workforce self-identified as being racially/ethnically diverse.

Additionally, Carson has served as a member of the board of the Greater Orlando Airport Authority (“GOAA”) since April 2019, and recently stepped down last month as the chair of the GOAA board after a four-year tenure in that position. GOAA manages Orlando International Airport (MCO), the second busiest airport destination in the U.S., a $800 million a year operation. In Mr. Good’s four-year leadership of the organization, GOAA awarded over $500 million in contracts to over 250 different small businesses owned by women and minorities. During Carson’s tenure as chair of the GOAA board, GOAA also made great strides to broaden the participation of women- and minority-owned businesses with GOAA, and sought to improve the quality of these important relationships, including through mentorships. In addition, while chair, he oversaw and directed the replacement or elevation of 70% of the MCO executive team, resulting in half of the current MCO “C-Suite” team being comprised of individuals from historically underrepresented groups.

In light of the above, I would ask that you vote “FOR” the election of all of the candidates to the Board, including Carson.

If you would like to discuss further, please let me know.

Thanks,

John P. Albright
President and CEO
Alpine Income Property Trust, Inc. (NYSE: PINE)